Exhibit 99.1


FOR IMMEDIATE RELEASE
July 15, 1998

          RIDGEFIELD, CT -- Safe Alternatives Corporation of America, Inc. ("SAC") (OTCBB: SACA) announced today the signing of an agreement for the purchase of the assets of Norfield Corporation, a Connecticut corporation with offices in Danbury, Connecticut. These assets shall include all of the business and assets used by Norfield in the conduct of its business, including the lease on its manufacturing facility. The assets will also include intangibles such as customer lists, technical information, goodwill and intellectual property. Norfield is currently operating under Chapter 11 of the Bankruptcy Code, with the protection of the Bankruptcy Court of the district of Connecticut, Bridgeport Division, whose approval will be necessary to conclude the acquisition. Norfield entered Chapter 11 in June 1996 due to litigation involving Lunn Industries, its previous owner. This litigation is now resolved, and with the Bankruptcy Court's approval Norfield expects to be permitted to dispose of its operating assets. The purchase price will be made up of cash and loan notes, a portion of which will be paid out conditional upon the financial performance of the Norfield assets during 1999. Norfield has represented to SAC that it had gross sales of approximately $2,500,000 for the year ended December 31, 1997, and an operating loss of approximately $235,000. These figures have not yet been audited by SAC's auditors and should not be relied upon prior to the completion of such an audit.

          Norfield's proven proprietary technology for the thermoplastic processing of recycled extruded plastic sheeting into a lightweight honeycomb form (Norecore) has broad application in the transportation, construction and stone industries. Norfield has developed new proprietary panels called Norstone and Norcrete which combine the beauty and durability of natural stone and concrete with the strength and environmental benefits of Norcore. SAC welcomes these new products to its current stable of NaturalCool(TM), Ameristrip(TM), and foam products.

          Norfield licensed its technology to a Japanese machinery manufacturer in 1995 and has recently entered into a licensing arrangement with a large Italian machinery manufacturer, Benetti Impianti, pursuant to which Norfield has become a 25% owner of the new entity, Norcore International based in Carrara, Italy. Norfield is supplying the completed panels to this venture until the Norecore International manufacturing operation is operating at full capacity. If the Norfield transaction is consummated SAC will succeed to both of these licensing arrangements.

          Upon consummation of the acquisition, SAC will sign a two-year employment agreement with the current owner and chief executive of Norfield, Mr. Edwin Phelps, to ensure his considerable expertise and dynamism is available to contribute to strategic growth. Mr. Phelps, with whom SAC has had contact for a number of years, has built a talented team of 20 individuals with long experience in the industry who are expected to be retained by SAC, to provide continuity for the Norfield business. SAC is fortunate to be inheriting a proven team of committed professionals. SAC is also very pleased that Mr. Phelps has consented to join the Board of SAC where his industry knowledge and management experience will be of great value. It is expected that Norfield initially will be operated as a separate division of SAC. Nevertheless SAC anticipates realizing significant cost savings through the integration of the separate finance and marketing functions, while location of SAC's R&D would ideally be handled out of Danbury.

          SAC believes that its foam product will significantly complement the fire retardant and sound reduction qualities of Norcore to expand demand for the products in the marketplace. The bringing


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together of the two entities  combines the  extensive  engineering  and research capability of Norfield with the financial and marketing skills of SAC. It is SAC's intention to assist Norfield with the introduction of a new proprietary machine, a prototype of which has been running successfully. SAC will also assist in the expansion of production and will support growth in Norfield's sales and marketing initiatives.

          SAC, as a committed, environmentally friendly company, is excited at the prospect of acquiring the assets of Norfield, whose main product is derived from recycled plastic. Norfield in turn recycles its plastic trimmings and by-product as a good corporate citizen.

          For further information about SAC and its products, please visit the SAC web site at www.safealternatives.com or www.ameristrip.com, or contact Richard J. Fricke at (203) 438-8144 extension 12.

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